Exhibit 4.04

SCHEDULE “A”

GRID PROMISSORY NOTE

CAD $300,000
Date: May 25,2006

FOR VALUE RECEIVED, ADVANCED PROTEOME THERAPEUTICS INC. (the “Borrower”) promises to pay THRILLTIME ENTERTAINMENT INTERNATIONAL, INC. (the “Lender”) c/o Lang Michener LLP, Barristers & Solicitors, P.O. Box 11117, Royal Centre, Suite 1500, 1055 West Georgia Street, Vancouver, B.C., V6E 4N7, or at such other place as the Lender may designate in writing from time to time, in accordance with the terms of the Loan Agreement (as hereinafter defined), the principal sum of CAD$300,000 or so much of said sum as will have been advanced and is then outstanding under this Note as evidenced by notations by the Lender on the grid note attached hereto as Exhibit A without interest.

Time is of the essence hereof.

This Note will be payable in lawful money of Canada.

This Note, made in the Province of British Columbia, will be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

This Note is issued pursuant to a Loan Agreement dated May 23, 2006 between the Borrower and the Lender (the “Loan”). In the event of a conflict between this Note and the Loan agreement the terms of this Note shall prevail.

ADVANCED PROTEOME THERAPEUTICS, INC.

By:  _________________

Authorized Signatory

EXHIBIT A

GRID NOTE

ADVANCES

Date	Amount of Advance	Unpaid Principal Balance	Notation Made By
May 29	$50,000 Can	250,000	Ben Catalano
June 22	50,000 Can	200,000	Ben Catalano
July 11	50,000 Can	150,000	Ben Catalano
August 2	50,000 Can	100,000	Ben Catalano
October 25	100,000 Can	Nil	Ben Catalano